Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION
ANNOUNCES COMPLETION OF SHARE REPURCHASES

GRAND RAPIDS, Mich., May 22, 2019 — Independent Bank Corporation (NASDAQ: IBCP), the holding company of Independent Bank, a Michigan-based community bank, announced that it has completed the repurchase of 5% of its outstanding shares as authorized under its 2019 share repurchase plan.  During the first quarter of 2019, the Company bought back 115,787 shares at an average price of $21.850 per share.  During the second quarter of 2019 (as of May 22, 2019), the Company has bought back 1,063,901 shares at an average price of $21.855 per share.  The Company’s Board of Directors will consider an expansion of the 2019 share repurchase plan at its regularly scheduled meeting on June 18, 2019.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $3.4 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

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